FIRST AMENDMENT TO LEASE

     This First Amendment to Lease is entered into effective as of October 28, 1997 by METACOM, INC., a Minnesota corporation ("Landlord") and ZOMAX OPTICAL MEDIA, INC., a Minnesota corporation ("Tenant").

                                    Recitals


     1. Landlord and Tenant entered into a Lease dated January 1, 1995 (the "Lease") for premises in the building located at 5353 Nathan Lane, Plymouth, Minnesota.

     2. Since the execution of the Lease, Tenant has expanded into additional space in the building and Landlord and Tenant have agreed to amend the Lease to confirm the current level of occupancy by Tenant and the current practice with respect to allocation of Taxes and Operating Expenses.

     3. Capitalized terms used in this First Amendment to Lease shall have the meanings given to them in the Lease.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. As of the date hereof, the parties agree that Tenant occupies 8,443 square feet of office space, 10,286 square feet of production space and 45,911 feet of warehouse space. In addition, the parties agree that 3,367 square feet of the Common Area is allocated to Tenant and Tenant pays base rent on such Common Area space at the same rate it pays Base Rent on its office space.

     2. The parties hereto acknowledge and agree that Tenant is currently paying Base Rent (i) at the rate of $7.50 per square foot per annum on the office space and its allocated portion of Common Area, (ii), at the rate of $5.00 per square foot per annum on the production space and (iii) at the rate of $3.50 per square foot per annum on 42,223 square feet of warehouse space, a negotiated arrangement, even though Tenant occupies 45,911 of warehouse space.

     3. The parties agree and acknowledge that Tenant has exercised its option to renew the Lease for an additional three year period beginning January 1, 1998. As of January 1, 1998, Tenant will pay Base Rent for the office space and its allocated portion of the Common Area at the rate of $7.50 per square foot per annum plus the amount that such rate will increase in accordance with the formula set forth in paragraph 18 of the Lease. As of January 1, 1998, Tenant will pay Base Rent for the production space at the rate of $5.00 per square foot per annum plus the amount that such rate will increase in accordance with the formula set forth in paragraph 18 of the Lease. As of January 1, 1998, Tenant shall pay Base Rent for the entire 45,911 square feet at the rate of $3.50 per square foot per annum the amount that such rate will increase in accordance with the formula set forth in paragraph 18 of the Lease.

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     4. As has been the current practice,  Landlord shall continue in good faith to allocate Taxes and Operating Expenses amongst (1) the office space and Common Area; (2) the production space; and (3) the warehouse space of the building. As has been the current practice, Tenant agrees to pay 45.4% of the Taxes and Operating Expenses allocated to the office and Common Area; 100% of the Taxes and Operating Expenses allocated to the production area; and 88.72% of the Taxes and Operating Expenses allocated to the warehouse area.

     5. Except as amended hereby, all other terms and conditions of the Lease remain in full force and effect.

                                  METACOM, INC.

                                  By:      /s/ Phillip T. Levin
                                  Its:     CEO

                                  ZOMAX OPTICAL MEDIA, INC.

                                  By:      /s/ James E. Flaherty
                                  Its:     CEO